Exhibit 10.16

EXPLOITATION AGREEMENT ENTERED INTO BY AND BETWEEN MR. MARTIN BERNARDO SUTTI COURTADE (HEREIN AFTER “TAE GRANTOR”), AND THE CORPORATION STERLING MINING DE MEXICO, -S.A. DE C.V., REPRESENTED BY ITS REPRESENTATIVE RAYMOND KUMLER DE MOTTE, (HEREIN AFTER “THE BENEFICIARY”); HAVING BOTH PARTIES TO OBSERVE THE FOLLOWING DECLARATIONS AND CLAUSES:

DECLARATIONS:

I.	The GRANTOR declares that:

I.1.	Personality. He declares that his name is Martin Bernardo Sutti Courtade, who is citizen of the Mexican United States. That he is entitled to enter into this agreement, due to the fact that he has the legal capacity to do so, as well as the will to be undertaken in the terms here set forth.

I.2.	Property of the Track of land in which the Tailings, object of this Agreement, are located. Within the track of land known as “Parcela 71/ZAP/1”, which has an extension of 40-00-00 hectares; GRANTOR is providing all tailings located within its track of land to the BENEFICIARY and it is estimated that are approximately 5 million tons of tails.

As shown in Declaration 3 of the Lease Agreement [which this agreement is part of] entered into by and between Mr. Martin Bernardo Sutti Courtade and Sterling Mining de Mexico, S.A. de C.V., the real estate property where the tailings are located is the property of Mr. Sutti. The previous is credited through the public document 13,361, granted by Mr. Tarsicio Felix Serrano, Notary Public 7 of the Estate of Zacatecas, on January 31st, 2004.

I.3.	Recital. He declares that it is his will to give the tailings described above, aim of this agreement, to the BENEFICIARY with the only purpose, as a specialist, to give them the appropriate treatment to obtain byproducts.

I.4.	The GRANTOR acknowledges that the tailings, facility, processing; and other activities necessary to extract the by-product have been fully approved by the appropriate authorities and no outstanding issues remain and that full exploitation of the tailings process can occur as anticipated by the BENEFICIARY. The GRANTOR further acknowledges that the tailings are not considered hazardous waste and subject to regulatory requirements beyond considered standard for processing in Mexico (solid waste).

I.5.	Domicile. For the effects of this Agreement their domicile will be the one located in Paseo de Bernardez 74 -B, Fraccionamiento Zacatecas, City of Zacatecas, and Z. C. 98610.

II.- The BENEFICIARY declares that:

II.1.	Personality. It is an enterprise constituted according to the Mexican Law and that it is properly authorized to commercially operate in the Mexican United States. The previous is credited through the public document No. 31,286 dated February, 27, 2004. Witnessed and recorded by Mr. Juan Antonio Castaneda Ruiz, Notary Public No. 10 in Zacatecas; the referenced document is pending of inscription in the Public Registry of commerce.

II.2.	Representation. It is legally represented by Mr. Raymond Kumler De Motte in the terms of the power of attorney contained in the public deed 31,286 dated February, 27, 2004, Witnessed and recorded by Mr. Juan Antonio Castaneda Ruiz, Notary Public No. 10 in Zacatecas; the : reference document is pending of inscription in the Public Registry of commerce., in said power sufficient faculties for the subscription of the present Agreement were granted, and the same faculties have not been revoked nor modified to the date of execution of same.

II.3.	Tailings Property. It is their will to celebrate the present Agreement as the BENEFICIARY, regarding all the tailings associated with the property, estimated at approximately 5 million tons of tailings, to be treated and to exploit them, in order to obtain byproducts.

II.4.	Consent with the Tailings condition. It knows the current condition and characteristics of the Tailings, and hence, it receives them [to-be treated] as to its entire satisfaction.

II.5.	For the effects of this Agreement their domicile will be the one located in Paseo de Bernardez 74 -B, Fraccionamiento Zacatecas, City of Zacatecas, and Z. C. 98610.

III.	Both Parties Declare That:

The terns used in capital letters will have the meaning attributed to them in the present Agreement. Such terms may be used in plural or singular, without this meaning that they have a different significance within the Agreement. Likewise, the parties agree that any other terms used in capital letters, and that are not expressly defined in the present Agreement, will have the meaning attributed to them in the different applicable law.

EXPLOITATION:	Activities to be carried out by the BENEFICIARY, in order to obtain byproducts of the tailings the subject of this agreement.

TAILING	Solid wastes that have been generated during the primary op eration of division and concentration of minerals.

ROYALTY:	According to article 15-B of the Federal Civil Code of Mexico, royalties are defined as the payments made for the use that a person gives to an other of defined goods, or others [includes rights] with similar characteristics, such as the exploitation of Tailings.

Net Smelter Return (“NSR”):	Is defined as the gross received by founding, refining or other buyers as a result of the- selling of minerals,. metals (includes bars and bricks), mineral substances or concentrates provided by mining shares, -after being deducted, from said gross, the following charges, if same have not been deducted by the buyer when calculating the following payments:

•      Founding and refining charges;

•      Penalties;

•      Costs of arbitration and/or third party intervention;

•      Costs of commercialization;

•      Insurance of said minerals metals and/or concentrates

•      Custom taxes;

•      Royalties, taxes or rights over mining or other similar charges imposed by the State, as well as: ad valorem, exportation and importation taxes.

NET PROFIT:	Means the net returns received by the BENEFICIARY from products produced from the property, together with any other revenue from the property, if any, less all current operating expenses or costs.

NET RETURN:	Means the amount of money or other proceeds received from the sales of ore concentrates, sponge, bullion, or any other form in which minerals or materials (metallic or non-metallic) are produced from the property after deduction of all treatment charges, penalties, costs of ore in transit, smelter charges, transportation costs or other charges make by a purchaser of the products and all umpire charges which the BENEFICIARY may be required to pay.

SITE:	The track of land identified as Parcel A “71/ZAP/1” and in which the tailings are located.

As the preceding is declared, the parties enter into the present Agreement according to-the following:

CLAUSES

AIM OF THE AGREEMENT

FIRST: The GRANTOR gives to the BENEFICIARY the right to obtain byproducts of the exploitation of an approximate amount of 5 million tons of tailings that are located in a track of land, property of the GRANTOR, as set forth in Declaration 1.2 of this agreement.

PROPERTY OF THE TAILINGS

SECOND: In accordance to article 202 of the Civil Code for the State of Zacatecas, the tailings are property of the GRANTOR who, in any case, shifts the property of same to the BENEFICIARY; as a consequence, the only thing that the first gives to the second is the right to treat the materials of reference to obtain byproducts.

COMPENSATION

THIRD: As a consequence of the right of exploitation, the BENEFICIARY will pay to the GRANTOR; a first payment of $25,000 Us Cy (said amount has already been made on January 21 2004). Payments of 50% of net profits up to a value of $4,550,000.00 Us Cy will be made to the GRANTOR with the issuance of shares of Sterling Mining Company, a US company, based on a value of $10 Us Cy per share. The shares of reference will be restricted in accordance with the Securities and Exchange Commission Rule 144 or. Regulation S as applicable and will be issued on a quarterly basis. Martin Sutti will be required to execute a stock subscription agreement for said shares:

Once the threshold of $4,550,000.00 Us Cy has been met, the BENEFICIARY will pay the GRANTOR a NSR of .for the duration of this agreement.

PAYMENT PROCEDURE

FOURTH: The NSR will be calculated on a quarterly basis. In the case of a difference of opinion as to the reasonable interpretation of costs, or definition of Net Profits, both parties agree to resolve such differences in good faith.

DATE AND PLACE OF PAYMENT

FIFTH: The payment shall take place in the domicile of the GRANTOR. Such address is precise in declaration 1.5 of the chapter on declaration of this agreement, or through electronic transfer into the account of the GRANTOR.

SIXTH: Payments shall be made according to the period established within Clause Fourth of this agreement; therefore the expenditures of payment shall be made in quarterly periods, during the fifteen days of the corresponding month of payment.

TAILINGS TREATMENT PROCEDURE

SEVENTH: In accordance with the Environmental Impact Authorization, granted by the Ministry of Environment and Natural Resources, the allowed procedures to cant’ out the tailing treatment know as lixiviation through sodium hyposulphite.

This precision is made with the only purpose of determining that, with the authorized treatment, in any case exists a transmission of property, due to the fact that, through the lixiviation process, a part of the tailing remains and the other, the one which contains silver forms a byproduct The part of tailing that remains will continue in property of the GRANTOR while the byproducts will be commercialized by the BENEFICIARY.

ENVIRONMENTAL RESPONSIBILITY

EIGHT: In accordance with article 151 of the General Law of Ecological Equilibrium and Protection of the Environment, the GRANTOR is responsible for the generation of the tailings, while the BENEFICIARY is from the activities of treatment of those. In case of an accident or an accident, both will share the responsibility in terms of the previously mentioned article.

Notwithstanding the above mentioned, in terms of article 134, Section V of the General Law of Ecological Equilibrium and Protection of the Environment, the GRANTOR will be responsible for the remediation of soil when finishing the present agreement. BENEFICIARY will only be responsible for the contamination that was caused by its activities during the term of this agreement.

SAFETY AND ENVIRONMENTAL CONSERVATION

NINTH: Both, GRANTOR and BENEFICIARY will be obliged to give full compliance with the local, municipal and federal legal dispositions regarding safety and hygiene and environmental pollution prevention.

During the operation process (treatment of tailings), the BENEFICIARY will be responsible for the management of the wastes generated within its activities; likewise, the GRANTOR will give full compliance to its obligations as a generator of hazardous wastes. This obligation extends to the process of soil remediation when, at the end of this agreement the GRANTOR decides whether or not sell the track of land referred within declaration 1.2, of this agreement.

OBLIGATIONS IN CHARGE OF THE BENEFICIARY

TENTH: The BENEFICIARY is obliged to:

a)	Carry out the tailing treatment set forth in Clause Eight of the present Agreement;

b)	Comply with the dispositions regarding tailings management, as well as to give full compliance to the legal dispositions regarding land use;

c)	Maintain in full force and effect all the permits required by the competent authorities for the development of its activities;

BREACH

ELEVENTH: In case of violation or breach to any of the clauses of the present Agreement, the complying party will notify its unconformity to the other party.

If the causes that motivation the claim subsist, the above-mentioned notification will be done again in written ten days following the date in which the first notification was made.

In the event that the party responsible for the violation or breach of any of the clauses of this Agreement does not take the necessary and sufficient corrective measures within the five days following the second- notification and, if the causes that created the claim continue, the affected party will be able to demand from the other party the mandatory compliance or the rescission of the Agreement and the payment of the direct damages proved in each case.

RESCISSION CAUSES

TWELFTH: The following will be cause for the rescission of the present Agreement:

a)	If the BENEFICIARY:

i.	Does not pay the corresponding benefits during two consecutive periods;

ii.	Gives different treatment to the tailings in contravention to this agreement and authorizations regarding Environmental Matters;

iii.	Does not comply with any of the aspects established in the present Agreement;

iv.	Overall, the breach of any of its obligations derived from the present Agreement.

b)	If the GRANTOR impedes in any manner the use of the site and the treatment of the tailings by the BENEFICIARY for the purposes established in the Agreement present

c)	If because of acts of nature or force major the treatment of tailings becomes impossible.

The breach of any of the obligations derived from the present Agreement , as well as the realization of any of the circumstances described above, will give the right to the complying party to rescind the present agreement without a prior judicial resolution; as well as to receive the payment of the corresponding damages, by means of a written notice filed in the domicile appointed in this Agreement by each of the Parties. In case of rescission for the noncompliance of the BENEFICIARY, it must stop treating the failings and deliver the material and legal possession of same to the GRANTOR in a 60 day term following such a requirement.

EARLY TERMINATION

THIRTEENTH: In the event that the Parties agree to early terminate this Agreement, or if at the expiration of same decide not to renew it, the Parties will proceed with respect to the deliverance of the applicable notice of termination; the BENEFICIARY shall deliver to the GRANTOR the possession of the tailings.

DAMAGES

FOURTEENTH: The BENEFICIARY is solely responsible for the damages that are caused to third parties, derived directly from the tailings treatment.

DURATION

FIFTEENTH: The Agreement hereunder will be in full force and effect upon being signed and until the whole tailings have been treated, 2004. The duration can be extended whenever the parties so agree.

TAXES AND GOVERNMENT FEES

SIXTEENTH: The parties to the Exploitation Agreement hereunder will be responsible for the taxes and government fees that may arise from said Agreement in a proportional manner, and according to that which is established applicable law by the applicable law.

BYLAW OR DOMICILE MODIFICATIONS

SEVENTEENTH: The parties hereby agree that in the event that any of them disappear, change names, file bankruptcy or change address, said actions must be notified to- the counterpart in writing, within a period of time that must not exceed fifteen days before the event takes place, in order to solve and make any decisions in relation to the agreement hereunder.

ASSIGNABILITY

EIGHTEENTH: In the event that Sterling Mining Company de Mexico is acquired or merged, the BENEFICIARY can assign this lease agreement to the surviving entity without the GRANTOR’s consent.

GOVERNING LAW

NINTEENTH: The parties hereby expressly agree to resolve any disputes arising out of or relating to this Agreement before the ministry, even “when said dispute is related to the rescission of the Agreement, hereby binding them to accept whatever resolution is issued by the aforementioned authority.

If any conflict, the parties expressly agree to be subject, to the competent Tribunals of the City of Zacatecas, Zacatecas, and hereby waiver any present or future right to any other forum, derived from domicile, nationality or any other cause.

Having both parties learned of the full content and legal effects of the Agreement hereunder, and having both parties stated that there is no wilful deceit, misleading, error, nor has any party been forced in a violent manner, nor has consent been affected in any other way that may harm the validity of the Agreement hereunder, and once they have read the Agreement hereunder, they ratify and sign the present Agreement in duplicate in Zacatecas, Zacatecas, on April 23, 2004.

THE GRANTOR		THE BENEFICIARY

s/s		s/s
	MARTIN BERNARDO SUTTI		RAYMOND KUMLER DEMOTTE
COURTADE

AMENDMENT NO. 1

to the

EXPLOITATION AGREEMENT

This Amendment is being issued to correct inconsistencies in the original “EXPLOITATION AGREEMENT” (“Agreement”), which was executed by both parties April 23, 2004.

The following corrected sections replace, in their entirety, the same sections in the original Agreement All other sections remain intact:

EARLY TERMINATION

THIRTEENTH: In the event that the Parties agree to early terminate this Agreement, the Parties will proceed with respect to the deliverance of the applicable notice of termination; the BENEFICIARY shall deliver the GRANTOR the possession of the tailings.

DURATION

FIFTEENTH: The Agreement hereunder will be in full force and effect upon being signed. The tern of the Agreement is twenty (20) years from the effective date as expressed in the Nineteenth Section, At any time prior to the end )f the expiration of the term, either Party may request negotiations to extend the term.

This amendment is signed and effective on 7th day of May, 2004.

THE GRANTOR		THE BENEFICIARY

s/s		s/s
	MARTIN BERNARDO SUTTI		RAYMOND KUMLER DEMOTTE
COURTADE